EXHIBIT A

ADOLPH COORS COMPANY
EQUITY INCENTIVE PLAN
Amendment Effective
January 1, 2000

Pursuant to Section 16 of the Plan, the Plan is hereby amended to read as follows:

1. Section 7.2 of the Plan is hereby amended to add new sections 7.2 (d) (v) and (vi) as follows:

"7.2  (d)  Termination of Employment, Death, Disability, Etc.

(v) Commencing with Options granted under this Plan after 1999, if the Option Holder dies during the Option Period while still employed or within the one year period referred to in (vi) below, or within the thirty-six-month period referred to in (ii) above, the Option may be exercised by those entitled to do so under the Option Holder's will or by the laws of descent and distribution within fifteen months following the Option Holder's death, (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the shares as to which the Option had become exercisable on or before the date of the Option Holder's death.

(vi) Commencing with Options granted under this Plan after 1999, if the employment of the Option Holder by the Company is terminated, which for this purpose means that the Option Holder is no longer employed by the Company or by an Affiliated Corporation) within the Option Period for any reason other than cause, retirement pursuant to the Company's retirement policy, disability or the Option Holder's death, the Option may be exercised by the Option Holder within one year following the date of such termination (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the shares as to which the Option had become exercisable on or before the date of termination of employment.

2. The effective date of this Amendment shall be January 1, 2000. No other terms of the Plan are amended hereby, except that any provision of the Plan not specifically amended herein, which is deemed to be inconsistent with the extension of the applicable exercise period from three months to one year, shall be deemed amended to conform with the amendments to Section 7.2 (d).


Dated:___________________________________

ATTEST:                                   ADOLPH COORS COMPANY

By: _/s/ Patricia J. Smith__              By: _/s/ Peter H. Coors_______
Patricia J. Smith, Secretary              Peter H. Coors, Vice President